                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 2)(1)

                            JOURNAL REGISTER COMPANY
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   481138 10 5
                                 (CUSIP Number)

                                DECEMBER 31, 2000
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                          |_| Rule 13d-1(b)

                          |_| Rule 13d-1(c)

                          |X| Rule 13d-1(d)


______________

       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 2 of 10 Pages
-----------------------------------            --------------------------------




--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg, Pincus Investors, L.P.
          13-3549187

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
 NUMBER OF
                                     12,086,349

  SHARES                    -------- -------------------------------------------
                            6.       SHARED VOTING POWER
BENEFICIALLY
                                     0
  OWNED BY
                            -------- -------------------------------------------
    EACH                    7.       SOLE DISPOSITIVE POWER

 REPORTING                           12,086,349

PERSON WITH                 -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     0
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,086,349

--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          26.7%

--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 3 of 10 Pages
-----------------------------------            --------------------------------



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg, Pincus & Co.
          13-6358475

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
 NUMBER OF
                                     0
  SHARES
                            -------- -------------------------------------------
BENEFICIALLY                6.       SHARED VOTING POWER

 OWNED BY                            30,166,379

   EACH                     -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
 REPORTING
                                     0
PERSON WITH
                            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     30,166,379

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,166,379

--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                           |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          66.7%

--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 4 of 10 Pages
-----------------------------------            --------------------------------




--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          E.M. Warburg, Pincus & Co., LLC
          13-3536050

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
   NUMBER OF
                                     0
    SHARES
                            -------- -------------------------------------------
 BENEFICIALLY               6.       SHARED VOTING POWER

   OWNED BY                          30,166,379

     EACH                   -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
  REPORTING
                                     0
 PERSON WITH
                            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     30,166,379

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,166,379

--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          66.7%

--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          OO

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 5 of 10 Pages
-----------------------------------            --------------------------------



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg,      Pincus     Capital     Company     Liquidating     Trust
          (successor-in-interest to Warburg, Pincus Capital Company, L.P.)

          06-1183391

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                            5.       SOLE VOTING POWER
  NUMBER OF
                                     18,080,030

   SHARES
                            -------- -------------------------------------------
BENEFICIALLY                6.       SHARED VOTING POWER

  OWNED BY                           0

    EACH                    -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
 REPORTING
                                     18,080,030
PERSON WITH
                            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     0

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,080,030

--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          40%

--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 6 of 10 Pages
-----------------------------------            --------------------------------



ITEM 1(A).     NAME OF ISSUER.

               Journal Register Company, a Delaware corporation (the "Issuer").

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               State Street Square
               50 West State Street
               Trenton, New Jersey  08608-1298

ITEMS 2(A)

 AND 2(B).     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE.

               This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Investors");
               (b) Warburg, Pincus & Co., a New York general partnership ("WP");
               (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMWP"); and (d) Warburg, Pincus Capital Company Liquidating Trust, successor-in-interest to Warburg, Pincus Capital Company, L.P. ("WPCCLT"). Lionel I. Pincus is the managing partner of WP, the Chairman of the Board, Chief Executive Officer and managing member of EMWP and the managing partner of Pincus & Co., a New York limited partnership, whose primary activity is the ownership of interests in WP and EMWP. The members of EMWP are substantially the same as the partners of WP.

               The business address of each of Investors, WP, EMWP and WPCCLT is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(C).     CITIZENSHIP.

               Investors is a Delaware limited partnership. WP is a New York general partnership. EMWP is a New York limited liability company. WPCCLT is a New York trust.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES.

               This statement relates to shares of the Issuer's common stock, par value $0.01 per share (the "Common Stock").

ITEM 2(E).     CUSIP NUMBER.

               481138 10 5

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 7 of 10 Pages
-----------------------------------            --------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  |_|   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  |_|   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)  |_|   Investment company registered under Section 8 of the Investment
           Company Act.

(e)  |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  |_|   An employee benefit plan or endowment fund in accordance with Rule
           13d-1(b)(1)(ii)(F);

(g)  |_|   A parent holding company or control person, in accordance with Rule
           13d-1(b)(ii)(G);

(h)  |_|   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act;

(i)  |_|   A church plan that is excluded from the  definition of investment company under Section  3(c)(14) of the  Investment Company Act;

(j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.    OWNERSHIP.

           (a)  Amount Beneficially Owned:

               (i)  Investors  beneficially  owns  12,086,349  shares  of Common
                    Stock.
               (ii) Each of WP and EMWP  beneficially  own 30,166,379  shares of
                    Common Stock.
               (iii) WPCCLT beneficially owns 18,080,030 shares of Common Stock.

           (b)  Percent of Class:

               (i)  Investors - 26.7%
               (ii) WP - 66.7%
               (iii) EMWP - 66.7%
               (iv) WPCCLT - 40%

           (c) (i)  Sole power to vote or to direct the vote

                    Investors  -  12,086,349
                    WP  - 0
                    EMWP  - 0
                    WPCCLT - 18,080,030

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 8 of 10 Pages
-----------------------------------            --------------------------------


               (ii) Shared power to vote or to direct the vote

                    Investors  -  0
                    WP  -  30,166,379
                    EMWP - 30,166,379
                    WPCCLT - 0

              (iii) Sole power to dispose or to direct the deposition of

                    Investors  -  12,086,349
                    WP  - 0
                    EMWP  - 0
                    WPCCLT - 18,080,030

               (iv) Shared power to dispose or to direct the deposition of

                    Investors - 0
                    WP - 66.7%
                    EMWP - 66.7%
                    WPCCLT - 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

           Not Applicable.

-----------------------------------            --------------------------------
CUSIP No. 481138 10 5                  13G           Page 9 of 10 Pages
-----------------------------------            --------------------------------




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2001           WARBURG, PINCUS INVESTORS, L.P.
                                    By: Warburg, Pincus & Co., General Partner



                                    By: /S/ STEPHEN DISTLER
                                        ---------------------------------------
                                          Stephen Distler, Partner



Dated:  February 11, 2001           WARBURG, PINCUS & CO.



                                    By: /S/ STEPHEN DISTLER
                                        ---------------------------------------
                                          Stephen Distler, Partner



Dated:  February 11, 2001           E.M. WARBURG, PINCUS & CO., LLC



                                    By: /S/ STEPHEN DISTLER
                                        ---------------------------------------
                                          Stephen Distler, Member

Dated:  February 11, 2001           WARBURG, PINCUS CAPITAL
                                    COMPANY LIQUIDATING TRUST



                                    By: /S/ STEPHEN DISTLER
                                        ---------------------------------------
                                           Stephen Distler, Trustee

                                    SCHEDULES

Schedule I Joint Filing Agreement, dated February 11, 2001, among the signatories of this Schedule 13G (incorporated by reference to Amendment No. 1 to Schedule 13G filed by the signatories hereto on February 14, 2001).